Exhibit 99.1

News from

Arch Coal, Inc.

FOR FURTHER INFORMATION:

Logan Bonacorsi
Investor Relations

314/994-2766

FOR IMMEDIATE RELEASE

Arch Coal, Inc. Reports First Quarter 2018 Results

ST. LOUIS, April 26, 2018 — Arch Coal, Inc. (NYSE: ARCH) today reported net income of $60.0 million, or $2.74 per diluted share, in the first quarter of 2018, compared with net income of  $51.7 million, or $2.03 per diluted share, in the prior-year period. The company earned adjusted earnings before interest, taxes, depreciation, depletion, amortization and non-operating expenses (“adjusted EBITDA”) (1) of $104.9 million in the first quarter of 2018, compared with $121.2 million of adjusted EBITDA earned in the first quarter of 2017. Revenues totaled $575.3 million for the three months ended March 31, 2018.

“During the first quarter, Arch made significant progress on advancing a range of strategic objectives, including increasing our penetration into seaborne coking coal markets and executing on our ongoing stock buyback program,” said John W. Eaves, Arch’s chief executive officer. “Our greater international sales exposure yielded significant benefits as we achieved our strongest-ever Metallurgical segment margins despite higher average costs from the coking coal portfolio, and we spent nearly $40 million during the quarter to buy back additional shares. Given the anticipation of substantial free cash flow during the remainder of the year, we expect to focus intently on our capital return program as we strive to create compelling value for our shareholders.”

Capital Allocation and Financial Update

During the first quarter, Arch continued to systematically execute upon its share repurchase program, purchasing more than 0.4 million shares of common stock at a total cost of $39 million and an average price of $94.79 per share.

To date, Arch has purchased approximately 4.4 million shares of common stock, representing approximately 18 percent of shares outstanding at the time of the program’s initiation, at a total cost of nearly $341 million and at an average price of $77.71 per share. At quarter-end, the company had up to $159 million remaining for share repurchases under the existing authorization.

(1)  Adjusted EBITDA is defined and reconciled in the “Reconciliation of Non-GAAP measures” in this release.

Notably, since May 2017, inclusive of $341 million in share repurchases and more than $32 million in quarterly dividends, Arch has returned nearly $375 million to shareholders.

“We are pleased with the great progress we have achieved to date on our capital allocation initiatives,” said John T. Drexler, Arch’s senior vice president and chief financial officer. “With a stated and proven capital strategy and the potential for strong cash flows in future quarters, we would expect to continue our robust capital return activities over the balance of the year.”

In addition to the stock repurchases, the company paid $8.3 million in cash dividends to shareholders during the first quarter of 2018. The next quarterly cash dividend payment of $0.40 per common share was approved by the board of directors, and is scheduled to be paid on June 15, 2018 to stockholders of record at the close of business on May 31, 2018.

Future dividend declarations and share repurchases will be subject to ongoing board review and authorization and will be based on a number of factors, including business and market conditions, Arch’s future financial performance and other capital priorities.

In early April 2018, Arch enhanced its already-strong capital structure by reducing the interest rate on its senior secured term loan facility by 50 basis points. With this reduction, Arch now expects its 2018 net interest expense to be between $16 million and $18 million. Notably, since the public relisting in October 2016, Arch has lowered the interest rate on the term loan by a total of 625 basis points and reduced its annual interest expense by approximately $22 million.

At quarter-end, Arch’s cash and short-term investments totaled nearly $433 million. Arch’s debt totaled $329 million, inclusive of the term loan, equipment financing and other debt, resulting in a $104 million net cash position.

“Arch’s successful series of capital market transactions has further improved and simplified our capital structure,” said Drexler. “Looking ahead, we remain committed to maintaining our industry-leading balance sheet strength and are resolute in our commitment to efficiently returning excess free cash to shareholders while satisfying the capital requirements of our business.”

Operational Results

“During the quarter, our global coking coal sales strategy, better-than-expected operating performance at the Leer mine and solid support from our cash-generating thermal franchise allowed Arch to overcome weather-related logistical complications and higher costs in the Metallurgical segment,” said Paul A. Lang, Arch’s president and chief operating officer. “Going forward, we will continue to focus on controlling and lowering costs and managing the quarterly volume volatility that comes with a more significant global customer base.”

	Metallurgical
	1Q18	4Q17	1Q17
Tons sold (in millions)	1.8	1.8	2.1
Coking	1.5	1.5	1.5
PCI	—	—	0.1
Thermal	0.3	0.3	0.5
Coal sales per ton sold	$115.97	$90.82	$90.84
Coking	$131.90	$101.76	$105.51
PCI	—	—	$62.34
Thermal	$31.37	$25.92	$47.64
Cash cost per ton sold	$68.33	$59.50	$57.67
Cash margin per ton	$47.64	$31.32	$33.17

Coal sales per ton sold and cash cost per ton sold is defined and reconciled under “Reconciliation of non-GAAP measures” Mining complexes included in this segment are Beckley, Leer, Lone Mountain, Mountain Laurel and Sentinel Lone Mountain is included through September 14, 2017, the date of divestiture First quarter 2018 coking coal shipments include 0.2 million tons to North American customers, the vast majority of which is carryover, at $91.74 per ton and approximately 1.3 million tons to seaborne customers at $139.79 per ton

In the Metallurgical segment, coking coal sales volumes were flat when compared with the fourth quarter of 2017. Shipment levels were less than ratable due to weather and supply-chain disruptions in the early part of the quarter and, more recently, to widespread loading delays at export facilities on the East Coast. Arch estimates that 0.1 million tons of coking coal slipped into the second quarter. Metallurgical coal margins per ton expanded significantly, reaching $47.64 per ton during the quarter and representing a more than 50 percent increase over the prior-quarter period. This is the highest ever recorded cash margin per ton for the segment. Average coking coal realizations rose more than $30 per ton over the same time period due to a larger percentage of seaborne shipments, ongoing supportive metallurgical coal market fundamentals and significantly higher pricing on index-based and negotiated tons that priced during the quarter.

Increased price realizations were offset somewhat by higher-than-expected cash cost per ton sold during the period. The 15 percent sequential increase in cash cost per ton sold was driven by several one-time items, higher sales-sensitive costs associated with increased coking coal prices, lower sales volumes and higher mining costs at Mountain Laurel.

“After a solid fourth quarter performance, Mountain Laurel again encountered challenging geology during the first quarter of 2018,” said Lang. “The mine is preparing to transition to a new panel where we anticipate improved operating conditions. However, we have tempered our expectations for the mine for the remainder of the year.”

As result of the challenges at Mountain Laurel and ongoing shipment variability due to timing complexities in the seaborne logistics chain, Arch is lowering its annual coking coal sales expectations modestly to approximately 6.5 million tons. Arch expects coking coal shipments to be roughly flat in the second quarter of 2018 when compared with the first quarter of the year. This view reflects two scheduled longwall moves in the segment and a heavy shipment schedule in the last 10 days of June, which could potentially result in volumes slipping into the third quarter of 2018.

Arch now expects its annual cash cost per ton sold for the segment to be in the range of $60.00 per ton to $65.00 per ton. Despite this increase, Arch is confident its coking coal operations represent some of the most cost-competitive assets in the U.S. metallurgical space and will focus on controlling and taking costs out of the segment’s operational structure.

	Powder River Basin
	1Q18	4Q17	1Q17
Tons sold (in millions)	19.7	19.5	21.3
Coal sales per ton sold	$12.15	$12.32	$12.57
Cash cost per ton sold	$10.77	$10.78	$10.33
Cash margin per ton	$1.38	$1.54	$2.24

Coal sales per ton sold and cash cost per ton sold is defined and reconciled under “Reconciliation of non-GAAP measures” Mining complexes included in this segment are Black Thunder and Coal Creek

In the Powder River Basin, first quarter 2018 sales volumes and cash costs per ton sold were essentially flat when compared to the fourth quarter of 2017, on steady customer shipments driven by normal winter weather patterns during the period. Average sales price per ton sold declined marginally when compared with the same time period due to the roll-off of higher-priced legacy sales contracts, which resulted in a sequential cash margin decline of $0.16 per ton.

Looking ahead, given current market fundamentals for domestic thermal coal and persistent weak spot pricing for Powder River Basin products in general, Arch has elected to reduce its annual production from the segment — specifically from its Black Thunder mine. For full year 2018, the company now expects Black Thunder to produce between 62 million and 68 million tons compared with the previously indicated 70 million to 80 million tons. Arch is maintaining its segment cost guidance of $10.45 to $10.95 per ton for the full year.

	Other Thermal
	1Q18	4Q17	1Q17
Tons sold (in millions)	2.2	2.3	2.3
Coal sales per ton sold	$35.59	$35.43	$35.51
Cash cost per ton sold	$28.53	$24.88	$23.82
Cash margin per ton	$7.06	$10.55	$11.69

Coal sales per ton sold and cash cost per ton sold are defined and reconciled under “Reconciliation of non-GAAP measures” Mining complexes included in this segment are Coal-Mac, Viper and West Elk

In the Other Thermal segment, first quarter sales volumes declined modestly from the fourth quarter as a result of two export vessels, or nearly 0.2 million tons, slipping out of late March into April. Coal sales per ton sold during the quarter remained robust, sustained by strong pricing on international commitments and solid pricing on domestic business, while segment cash costs per ton sold increased $3.65 over the same time period. Higher cash costs per ton sold were driven primarily by planned lower volume levels from the low-cost West Elk mine, higher shipments from the Viper mine and increased maintenance expense at the Coal-Mac operation. Arch now expects its annual cash cost per ton sold for the segment to be between $27.00 and $31.00 per ton.

Key Market Developments

Coking Coal Markets

•                  Global steel production remains a key support for global coking coal markets, with steel output up more than 4 percent year-to-date and steel prices still at very robust levels in Arch’s core Atlantic Basin steel markets.

•                  While coking coal prices have retraced somewhat in recent weeks, they remain at highly attractive levels — with High-Vol A currently assessed at $185 per metric ton FOB the vessel on the U.S. East Coast.

•                  Coking coal exports from Australia — the dominant seaborne market supplier — are in recovery mode following a difficult, cyclone-impacted 2017, but the logistics chain could be tested by maintenance issues affecting both the rail system and the ports.

Thermal Coal Markets

•                  Seaborne thermal prices remain elevated, with prompt month API-2 pricing for movements into Northern Europe solidly above $80 per metric ton and Newcastle prices firmly above $90 per metric ton.

•                  Arch anticipates healthy U.S. thermal export levels in 2018, which should continue to provide a level of support to U.S. domestic thermal fundamentals.

•                  The slow and steady decline in U.S. generator stockpiles continued during the first quarter — with more than 10 million tons liquidated.

•                  Average days of supply are now just 10 days above projected target inventory levels and should decline further as the year progresses.

2018 Outlook

As indicated, Arch anticipates projected coking coal sales of between 6.3 million and 6.7 million tons. Included in this range are 0.2 million tons of previously announced carryover volume. The vast majority of the carryover tons were shipped during the first quarter, effectively completing the 2017 lower fixed-priced commitments.

Since the last update, Arch committed roughly 0.8 million tons of coking coal into the seaborne marketplace for 2018 delivery. Pricing on these commitments will be index-based or subject to negotiation. At the expected midpoint of its new volume guidance level, Arch is approximately 78 percent committed on coking coal sales for the full year, with approximately 45 percent of that committed volume exposed to market-based pricing.

On the thermal side, while buying activity during the first quarter was muted, the company selectively placed approximately 1.0 million tons of Powder River Basin coal at prices that met or exceeded the regional average forward market price or that were linked to an index, as well as committed incremental volume from the Other Thermal segment. Given revised volume levels and the sales commitments signed in the first quarter, Arch now expects to sell a total of between 80 million and 84 million tons of thermal coal in 2018. At the new midpoint of guidance, Arch’s thermal sales are more than 90 percent committed for full year 2018.

“We have strategically reduced our thermal sales exposure in 2018, while continuing to capitalize and hone our focus on seaborne coking coal and international thermal markets — areas that we expect to continue to provide significant contribution this year,” said Eaves. “We believe our complementary asset portfolio, simple and clean financial structure, efficient and transparent method for capital allocation and carefully crafted marketing strategy will continue to provide our shareholders with meaningful value as we progress through the remainder of the year.”

	2018 (2)
	Tons			$ per ton
Sales Volume (in millions of tons)
Coking	6.3	-	6.7
Thermal	80.0	-	84.0
Total	86.3	-	90.7

Metallurgical (in millions of tons)
Committed, Priced Coking North American*	1.2				$96.40
Committed, Priced Coking Seaborne	1.6				$133.39
Committed, Unpriced Coking	2.3
Total Committed Coking	5.1

Committed, Priced Thermal Byproduct	0.7				$32.18
Committed, Unpriced Thermal Byproduct	—
Total Committed Thermal Byproduct	0.7

Average Metallurgical Cash Cost				$60.00	-	$65.00

Powder River Basin (in millions of tons)
Committed, Priced	63.7				$11.98
Committed, Unpriced	1.7
Total Committed	65.4
Average Cash Cost				$10.45	-	$10.95

Other Thermal (in millions of tons)
Committed, Priced	8.3				$36.71
Committed, Unpriced	—
Total Committed	8.3
Average Cash Cost				$27.00	-	$31.00

Corporate (in $ millions)
D,D&A excluding Sales Contract Amortization				$115	-	$120
Sales Contract Amortization				$11	-	$12
ARO Accretion				$27	-	$29
S,G&A				$89	-	$92
Interest Expense				$16	-	$18
Capital Expenditures				$80	-	$90
Tax Provision (%)				Approximately 0%

*Includes approximately 200,000 tons of carryover from 2017

(2)  The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP Segment cash cost per ton sold financial measures to the most directly comparable GAAP measures without unreasonable efforts due to the inherent difficulty in forecasting and quantifying with reasonable accuracy significant items required for the reconciliation. The most directly comparable GAAP measure, GAAP cost of sales, is not accessible without unreasonable efforts on a forward-looking basis. The reconciling items for this non-GAAP measure are transportation costs, which are a component of GAAP revenues and cost of sales; the impact of hedging activity related to commodity purchases that do not receive hedge accounting; and idle and administrative costs that are not included in a reportable segment. Management is unable to predict without unreasonable efforts transportation costs due to uncertainty as to the end market and FOB point for uncommitted sales volumes and the final shipping point for export shipments. Management is unable to predict without unreasonable efforts the impact of hedging activity related to commodity purchases that do not receive hedge accounting due to fluctuations in commodity prices, which are difficult to forecast due to their inherent volatility. These amounts have historically and may continue to vary significantly from quarter to quarter and material changes to these items could have a significant effect on our future GAAP results. Idle and administrative costs that are not included in a reportable segment are expected to be between $15 million and $20 million in 2018.

A conference call regarding Arch Coal’s first quarter 2018 financial results will be webcast live today at 10 a.m. Eastern time. The conference call can be accessed via the “investor” section of the Arch Coal website (http://investor.archcoal.com).

Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors, and the Tax Cuts and Jobs Act and other tax reforms; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.

# # #

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Income Statements

(In thousands, except per share data)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)

Revenues	$575,295	$600,975

Costs, expenses and other operating
Cost of sales	454,780	460,450
Depreciation, depletion and amortization	29,703	31,921
Accretion on asset retirement obligations	6,992	7,623
Amortization of sales contracts, net	3,051	14,690
Change in fair value of coal derivatives and coal trading activities, net	(3,414)	854
Selling, general and administrative expenses	25,948	20,762
Other operating income, net	(6,932)	(2,310)
	510,128	533,990

Income from operations	65,167	66,985

Interest expense, net
Interest expense	(5,395)	(9,425)
Interest and investment income	1,273	527
	(4,122)	(8,898)

Income before nonoperating expenses	61,045	58,087

Nonoperating expenses
Non-service related pension and postretirement benefit costs	(1,303)	(721)
Net loss resulting from early retirement of debt and debt restructuring	—	(2,030)
Reorganization items, net	(301)	(2,828)
	(1,604)	(5,579)

Income before income taxes	59,441	52,508
Provision for (benefit from) income taxes	(544)	840

Net income	$59,985	$51,668

Net income per common share
Basic EPS	$2.87	$2.07
Diluted EPS	$2.74	$2.03

Weighted average shares outstanding
Basic weighted average shares outstanding	20,901	25,008
Diluted weighted average shares outstanding	21,875	25,408

Dividends declared per common share	$0.40	$—

Adjusted EBITDA (A) (Unaudited)	$104,913	$121,219
Adjusted diluted income per common share (A)	$2.95	$2.82

(A) Adjusted EBITDA and Adjusted diluted income per common share are defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$288,332	$273,387
Short term investments	144,652	155,846
Restricted cash	2,926	—
Trade accounts receivable	208,100	172,604
Other receivables	11,405	29,771
Inventories	143,831	128,960
Other current assets	68,459	70,426
Total current assets	867,705	830,994

Property, plant and equipment, net	935,511	955,948

Other assets
Equity investments	104,786	106,107
Other noncurrent assets	68,676	86,583
Total other assets	173,462	192,690
Total assets	$1,976,678	$1,979,632

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$127,149	$134,137
Accrued expenses and other current liabilities	158,882	184,161
Current maturities of debt	14,328	15,783
Total current liabilities	300,359	334,081
Long-term debt	307,742	310,134
Asset retirement obligations	312,544	308,855
Accrued pension benefits	13,370	14,036
Accrued postretirement benefits other than pension	104,902	102,369
Accrued workers’ compensation	185,159	184,835
Other noncurrent liabilities	64,140	59,457
Total liabilities	1,288,216	1,313,767

Stockholders’ equity
Common Stock	250	250
Paid-in capital	703,980	700,125
Retained earnings	298,664	247,232
Treasury stock, at cost	(340,698)	(302,109)
Accumulated other comprehensive income	26,266	20,367
Total stockholders’ equity	688,462	665,865
Total liabilities and stockholders’ equity	$1,976,678	$1,979,632

Arch Coal, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Operating activities
Net income	$59,985	$51,668
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	29,703	31,921
Accretion on asset retirement obligations	6,992	7,623
Amortization of sales contracts, net	3,051	14,690
Prepaid royalties expensed	—	2,281
Deferred income taxes	12,127	5,830
Employee stock-based compensation expense	3,845	2,426
Gains on disposals and divestitures	134	(347)
Net loss resulting from early retirement of debt and debt restructuring	—	2,030
Amortization relating to financing activities	1,080	535
Changes in:
Receivables	(28,728)	37,134
Inventories	(14,871)	(11,732)
Accounts payable, accrued expenses and other current liabilities	(26,052)	(20,529)
Income taxes, net	11,596	(4,965)
Other	8,005	6,964
Cash provided by operating activities	66,867	125,529

Investing activities
Capital expenditures	(9,453)	(5,950)
Minimum royalty payments	(62)	(63)
Proceeds from disposals and divestitures	54	420
Purchases of short term investments	(38,458)	(78,523)
Proceeds from sales of short term investments	49,400	45,886
Investments in and advances to affiliates, net	—	(7,905)
Cash provided by (used in) investing activities	1,481	(46,135)

Financing activities
Proceeds from issuance of term loan due 2024	—	298,500
Payments to extinguish term loan due 2021	—	(325,684)
Payments on term loan due 2024	(750)	—
Net payments on other debt	(3,431)	(2,810)
Debt financing costs	—	(7,228)
Net loss resulting from early retirement of debt and debt restructuring	—	(2,030)
Dividends paid	(8,335)	—
Purchases of treasury stock	(38,186)	—
Other	10	—
Cash used in financing activities	(50,692)	(39,252)

Increase in cash and cash equivalents, including restricted cash	17,656	40,142
Cash and cash equivalents, including restricted cash, beginning of period	273,602	376,422

Cash and cash equivalents, including restricted cash, end of period	$291,258	$416,564

Cash and cash equivalents, including restricted cash, end of period
Cash and cash equivalents	$288,332	$347,580
Restricted cash	2,926	68,984

	$291,258	$416,564

Arch Coal, Inc. and Subsidiaries

Schedule of Consolidated Debt

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)

Term loan due 2024 ($297.0 million face value)	$295,732	$296,435
Other	33,120	36,514
Debt issuance costs	(6,782)	(7,032)
	322,070	325,917
Less: current maturities of debt	14,328	15,783
Long-term debt	$307,742	$310,134

Calculation of net debt
Total debt (excluding debt issuance costs)	$328,852	$332,949
Less liquid assets:
Cash and cash equivalents	288,332	273,387
Short term investments	144,652	155,846
	432,984	429,233
Net debt	$(104,132)	$(96,284)

Arch Coal, Inc. and Subsidiaries

Operational Performance

(In millions, except per ton data)

	Three Months Ended March 31, 2018		Three Months Ended December 31, 2017		Three Months Ended March 31, 2017
	(Unaudited)		(Unaudited)		(Unaudited)
Powder River Basin
Tons Sold	19.7		19.5		21.3

Segment Sales	$239.9	$12.15	$239.9	$12.32	$268.1	$12.57
Segment Cash Cost of Sales	212.6	10.77	209.9	10.78	220.4	10.33
Segment Cash Margin	27.3	1.38	30.0	1.54	47.7	2.24

Metallurgical
Tons Sold	1.8		1.8		2.1

Segment Sales	$203.5	$115.97	$164.1	$90.82	$187.1	$90.84
Segment Cash Cost of Sales	119.9	68.33	107.5	59.50	118.8	57.67
Segment Cash Margin	83.6	47.64	56.6	31.32	68.3	33.17

Other Thermal
Tons Sold	2.2		2.3		2.3

Segment Sales	$77.1	$35.59	$80.1	$35.43	$81.4	$35.51
Segment Cash Cost of Sales	61.8	28.53	56.3	24.88	54.6	23.82
Segment Cash Margin	15.3	7.06	23.9	10.55	26.8	11.69

Total Segment Cash Margin	$126.2		$110.4		$142.8

Selling, general and administrative expenses	(25.9)		(23.4)		(20.8)
Liquidated damages under export logistics contracts	—		—		—
Other	4.6		10.8		(0.8)

Adjusted EBITDA	$104.9		$97.8		$121.2

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G.

The following reconciles these items to the most directly comparable GAAP measure.

Non-GAAP Segment coal sales per ton sold

Non-GAAP Segment coal sales per ton sold is calculated as segment coal sales revenues divided by segment tons sold. Segment coal sales revenues are adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate to price protection on the sale of coal. Segment coal sales per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment coal sales per ton sold provides useful information to investors as it better reflects our revenue for the quality of coal sold and our operating results by including all income from coal sales. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment coal sales revenues should not be considered in isolation, nor as an alternative to coal sales revenues under generally accepted accounting principles.

Quarter ended March 31, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

GAAP Revenues in the consolidated statements of operations	$245,427	$238,348	$91,520	$—	$575,295
Other revenues	—	—	—	—	—
Coal Sales	$245,427	$238,348	$91,520	$—	$575,295
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	1,031	—	$1,031
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	—	—
Transportation costs	5,478	34,885	$13,394	—	53,757
Non-GAAP Segment coal sales revenues	$239,949	$203,463	$77,095	$—	$520,507
Tons sold	19,744	1,754	2,166
Coal sales per ton sold	$12.15	$115.97	$35.59

Quarter ended December 31, 2017	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

GAAP Revenues in the consolidated statements of operations	$244,191	$195,661	$109,100	$11,292	$560,244
Other revenues	—	—	—	—	—
Coal Sales	$244,191	$195,661	$109,100	$11,292	$560,244
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	182	—	$182
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	11,291	11,291
Transportation costs	4,306	31,545	$28,771	1	64,623
Non-GAAP Segment coal sales revenues	$239,885	$164,116	$80,147	$—	$484,148
Tons sold	19,473	1,807	2,262
Coal sales per ton sold	$12.32	$90.82	$35.43

Quarter ended March 31, 2017	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

GAAP Revenues in the consolidated statements of operations	$273,428	$225,582	$101,906	$59	$600,975
Other revenues	—	—	—	—	—
Coal Sales	$273,428	$225,582	$101,906	$59	$600,975
Less: Adjustments to reconcile to Non-GAAP Segment coal sales revenue
Coal risk management derivative settlements classified in “other income”	—	—	—	—	$—
Coal sales revenues from idled or otherwise disposed operations not included in segments	—	—	—	52	52
Transportation costs	5,340	38,471	$20,541	7	64,359
Non-GAAP Segment coal sales revenues	$268,088	$187,111	$81,365	$—	$536,564
Tons sold	21,326	2,060	2,291
Coal sales per ton sold	$12.57	$90.84	$35.51

Arch Coal, Inc. and Subsidiaries

Reconciliation of NON-GAAP Measures

(In millions, except per ton data)

Non-GAAP Segment cash cost per ton sold

Non-GAAP Segment cash cost per ton sold is calculated as segment cash cost of coal sales divided by segment tons sold. Segment cash cost of coal sales is adjusted for transportation costs, and may be adjusted for other items that, due to generally accepted accounting principles, are classified in “other income” on the statement of operations, but relate directly to the costs incurred to produce coal. Segment cash cost per ton sold is not a measure of financial performance in accordance with generally accepted accounting principles. We believe segment cash cost per ton sold better reflects our controllable costs and our operating results by including all costs incurred to produce coal. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition. Therefore, segment cash cost of coal sales should not be considered in isolation, nor as an alternative to cost of sales under generally accepted accounting principles.

Quarter ended March 31, 2018	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

GAAP Cost of sales in the consolidated statements of operations	$218,526	$154,763	$75,188	$6,303	$454,780
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	439	—	—	—	439
Transportation costs	5,478	34,885	13,394	—	53,757
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	4,232	4,232
Other (operating overhead, certain actuarial, etc.)	—	—	—	2,071	2,071
Non-GAAP Segment cash cost of coal sales	$212,609	$119,878	$61,794	$—	$394,281
Tons sold	19,744	1,754	2,166
Cash cost per ton sold	$10.77	$68.33	$28.53

Quarter ended December 31, 2017	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

GAAP Cost of sales in the consolidated statements of operations	$214,006	$139,059	$85,038	$12,596	$450,699
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(229)	—	—	—	(229)
Transportation costs	4,306	31,545	28,771	1	64,623
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	11,405	11,405
Other (operating overhead, certain actuarial, etc.)	—	—	—	1,190	1,190
Non-GAAP Segment cash cost of coal sales	$209,929	$107,514	$56,267	$—	$373,710
Tons sold	19,473	1,807	2,262
Cash cost per ton sold	$10.78	$59.50	$24.88

Quarter ended March 31, 2017	Powder River Basin	Metallurgical	Other Thermal	Idle and Other	Consolidated
(In thousands)

Cost of sales in the consolidated statements of operations	$225,107	$157,259	$75,117	$2,967	$460,450
Less: Adjustments to reconcile to Non-GAAP Segment cash cost of coal sales
Diesel fuel risk management derivative settlements classified in “other income”	(604)	—	—	—	(604)
Transportation costs	5,340	38,471	20,541	7	64,359
Cost of coal sales from idled or otherwise disposed operations not included in segments	—	—	—	3,447	3,447
Other (operating overhead, certain actuarial, etc.)	—	—	—	(487)	(487)
Reported segment cost of coal sales	$220,371	$118,788	$54,576	$—	$393,735
Tons sold	21,326	2,060	2,291
Cash cost per ton sold	$10.33	$57.67	$23.82

Arch Coal, Inc. and Subsidiaries

Reconciliation of Non-GAAP Measures

(In thousands, except per share data)

Adjusted EBITDA

Adjusted EBITDA is defined as net income attributable to the Company before the effect of net interest expense, income taxes, depreciation, depletion and amortization, accretion on asset retirement obligations, amortization of sales contracts and nonoperating expenses. Adjusted EBITDA may also be adjusted for items that may not reflect the trend of future results by excluding transactions that are not indicative of the Company’s core operating performance.

Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded from Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation, nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles.  The Company uses adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments.  Furthermore, analogous measures are used by industry analysts and investors to evaluate our operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net income	$59,985	$51,668
Provision for (benefit from) income taxes	(544)	840
Interest expense, net	4,122	8,898
Depreciation, depletion and amortization	29,703	31,921
Accretion on asset retirement obligations	6,992	7,623
Amortization of sales contracts, net	3,051	14,690
Non-service related pension and postretirement benefit costs	1,303	721
Net loss resulting from early retirement of debt and debt restructuring	—	2,030
Reorganization items, net	301	2,828

Adjusted EBITDA	$104,913	$121,219

Adjusted net income and adjusted diluted income per share

Adjusted net income and adjusted diluted income per common share are adjusted for the after-tax impact of reorganization items, net and are not measures of financial performance in accordance with generally accepted accounting principles.  Adjusted net income and adjusted diluted income per common share may also be adjusted for items that may not reflect the trend of future results.  We believe that adjusted net income and adjusted diluted income per common share better reflect the trend of our future results by excluding transactions that are not indicative of the Company’s core operating performance. The adjustments made to arrive at these measures are significant in understanding and assessing our financial condition.  Therefore, adjusted net income and adjusted diluted income per share should not be considered in isolation, nor as an alternative to net income or diluted income per common share under generally accepted accounting principles.

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Net income	$59,985	$51,668

Amortization of sales contracts, net	3,051	14,690
Non-service related pension and postretirement benefit costs	1,303	721
Net loss resulting from early retirement of debt and debt restructuring	—	2,030
Reorganization items, net	301	2,828
Tax impact of adjustment	(93)	(405)

Adjusted net income	$64,547	$71,532

Diluted weighted average shares outstanding	21,875	25,408

Diluted income per share	$2.74	$2.03

Amortization of sales contracts, net	0.14	0.58
Non-service related pension and postretirement benefit costs	0.06	0.03
Net loss resulting from early retirement of debt and debt restructuring	—	0.08
Reorganization items, net	0.01	0.11
Tax impact of adjustments	0.00	(0.01)
Adjusted diluted income per share	$2.95	$2.82